Exhibit 4.(a).60.5

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited
Partnership for the Provision of Domestic Fixed-Line
Telecommunication Services

Amendment No. 5

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the request of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services, (“Partner”), we hereby amend the General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner on 15 January 2007, as follows:

Amendment to Appendix B

1.	In Appendix B, in article 2-List of Services:

a.	Instead of item number 16 shall come:

“

16	Free Number Service (free dialing)	The initiator of a call to a free number of the subscriber will not be charged for the call; The subscriber receiving the call, is billed for the call.	Immediate	The service will be available to all fixed line and MRT subscribers. The service includes options to block calls from specified areaa and to receive reports of the calls.

”

b.	Instead of item no. 17 shall come:

“

17	Split Charge Service	The initiator of a call to a split charge number of a subscriber is billed at a reduced rate. The recipient of the call is billed for the remaining cost of the call.	Future	Depends on a service file

(10 October, 2007)

(sgd)	(sgd)
___________________ Mordechai Mordechai	___________________ Zeev Raz
Director-General	Temporary Deputy Director-General,
Engineering and Licensing